Exhibit 10.1

Execution Version

SUPPORT AGREEMENT

This Support Agreement, dated April 6, 2025 (this “Agreement”), is by and among the limited liability companies executing this Agreement on the signature pages hereto (collectively, the “D. E. Shaw Parties”, and each individually, a “member” of the D. E. Shaw Parties) and CoStar Group, Inc. (the “Company”).

WHEREAS, the D. E. Shaw Parties and the D. E. Shaw Affiliates (as defined herein) beneficially own shares of common stock of the Company, par value $0.01 (the “Common Stock”), on the date hereof; and

WHEREAS, the Company and the D. E. Shaw Parties have engaged constructively on certain matters relating to the Company’s business and have mutually determined to reflect their agreements on matters relating to the election of members of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Representation and Board Matters.

(a) The Company and the D. E. Shaw Parties agree as follows:

(i) the Board, following a lengthy and comprehensive search for new members of the Board, has determined to add Christine M. McCarthy (“Ms. McCarthy”), John Berisford and Rachel C. Glaser (collectively, the “New Independent Appointees” and each a, “New Independent Appointee”) to the Board, and the D. E. Shaw Parties support the addition of each of the New Independent Appointees to the Board. In furtherance thereof the Board and all applicable committees thereof will take all actions as are necessary to appoint the New Independent Appointees to the Board effective as of the date of this Agreement and will nominate the New Independent Appointees and include each of them in the Company’s slate of director nominees in the Company’s proxy statement for its 2025 annual meeting of stockholders (the “2025 Annual Meeting”); and

(ii) the Company will use reasonable best efforts to cause the election of the New Independent Appointees to the Board at the 2025 Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of each of the New Independent Appointees (along with all other Company nominees), soliciting proxies in favor of the election of each of the New Independent Appointees and otherwise supporting each of the New Independent Appointees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

(b) The D. E. Shaw Parties acknowledge that, prior to the appointment of the New Independent Appointees to the Board and prior to the nomination of the New Independent Appointees for election at the 2025 Annual Meeting, the New Independent Appointees must provide, to the extent not already provided, (i) any information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s standard D&O questionnaire and other customary onboarding documentation and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which the New Independent Appointees are elected at any future annual meeting of the Company’s stockholders (an “Annual Meeting”), in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates (as defined below), (iii) information reasonably requested by the Company in connection with assessing the New Independent Appointees’ eligibility to serve on the Board, (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company and the execution of any documents required by the Company of non-management directors of the Company to assure compliance with the matters referenced in Section 1(c), and (v) such other information reasonably requested by the Company including (A) an acknowledgment from each New Independent Appointee that he or she intends to serve for the full term for which he or she is appointed or elected at any Annual Meeting and (B) such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including an executed consent to such background check.

(c) The Company and the D. E. Shaw Parties acknowledge that, at all times while serving as a member of the Board, all non-management directors will be governed by, and subject to, the same protections and obligations as other non-management directors of the Company, including with regards to the policies, procedures, processes, codes, rules, standards and guidelines generally applicable to non-management Board members, including the Company’s code of conduct and conflicts of interest policy, director stock ownership policy, clawback policy, insider trading compliance policy, anti-hedging and anti-pledging policies, Regulation FD-related policies, director confidentiality policies and principles of corporate governance, in each case that have been identified to the New Independent Appointees, and the policies applicable to preserving the confidentiality of Company’s business and information, including discussions or matters considered in meetings of the Board or Board committees. The Company agrees that the New Independent Appointees will have the same rights and benefits, including, without limitation, with respect to insurance, indemnification, preparation and filing with the Securities and Exchange Commission (the “SEC”), at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Exchange Act (as defined below), compensation and fees, as are applicable to all non-management directors of the Company.

(d) The Board shall take all action necessary to form an advisory committee of the Board (the “Capital Allocation Committee”), effective as of the date of this Agreement, to support the Board’s and management’s review of the Company’s capital structure, capital allocation priorities, and financial targets, including for international expansion and significant investments by the Company’s major brands, including CoStar, Apartments.com, LoopNet, and Homes.com. In accordance with Delaware law and the Company’s bylaws, the Board shall cause the Capital Allocation Committee to be composed of four (4) members, including two New Independent Appointees, and shall initially consist of Andrew Florance, Christine M. McCarthy, John Berisford, and Robert W. Musslewhite, with Mr. Florance serving as the chair of the committee. If Ms. McCarthy is unable or unwilling to serve or continue serving as a member of the Capital Allocation Committee, resigns as a member, is removed as a member or ceases to be a member for any other reason prior to the end of the Standstill Period (as defined below), the Company and the D. E. Shaw Parties shall cooperate to select a replacement director, including any other New Independent Appointee, then serving on the Board, and the Board shall promptly appoint such replacement director to the Capital Allocation Committee. The Capital Allocation Committee Charter shall be adopted by the Board in the form attached as Exhibit B hereto and shall not be modified prior to the end of the Standstill Period without the prior written consent of a majority of the whole Capital Allocation Committee.

(e) The Board shall, subject to compliance with all applicable stock exchange rules, consider appropriate appointments for the New Independent Appointees to applicable Board committees as it would consider such appointments for other non-management directors, taking into account the composition of the Board, committee assignments and the needs and independence and eligibility requirements of the committees effective upon the appointment of the New Independent Appointees.

(f) The Company represents that each of Michael R. Klein, Christopher J. Nassetta and Laura C. Kaplan has delivered an irrevocable resignation letter to the Board resigning from the Board, any committee thereof and any other position with the Company, and the Board agrees that it will accept such resignations, effective no later than the appointment of the New Independent Appointees to the Board.

(g) If Ms. McCarthy is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any reason prior to the expiration of the Standstill Period, and at such time the D. E. Shaw Parties have a Net Long Position (as defined below) of at least fifty percent (50%) of the Net Long Position which the D. E. Shaw Parties have as of the date of this Agreement, the Company and the D. E. Shaw Parties shall cooperate to identify and mutually agree upon a replacement director candidate who is not an Affiliate of the D. E. Shaw Parties (the “Replacement Independent Appointee”), and the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint the Replacement Independent Appointee to serve as a director of the Company and as a member of each committee on which such replaced New Independent Appointee served, for the remainder of the New Independent Appointee’s term; provided, that such Replacement Independent Appointee satisfies any applicable requirements for serving on such committees of which the applicable New Independent Appointee was a member. Effective upon the appointment of the Replacement Independent Appointee to the Board, such Replacement Independent Appointee will be considered a New Independent Appointee for all purposes of this Agreement from and after such appointment. It is a condition of such appointment that, prior to the appointment of the Replacement Independent Appointee, the Board (and all applicable committees thereof) shall have determined that such Replacement Independent Appointee (A) qualifies as an “independent director” under the applicable rules of the NASDAQ, the rules and regulations of the SEC and any director independence standards adopted by the Board that are applicable to all non-executive directors on the Board and (B) satisfies the guidelines and policies with respect to service on the Board applicable to all non-management directors.

(h) Upon execution of this Agreement, each member of the D. E. Shaw Parties, on behalf of itself and its controlled Affiliates, (i) hereby irrevocably withdraws (and shall be deemed to have so withdrawn) all proposals, director nominations and candidates and any related materials or notices submitted to the Company in connection therewith or related to, including the notice submitted by D. E. Shaw Valence Portfolios, L.L.C. in respect of the D. E. Shaw Parties’ intention to propose certain matters and nominate certain individuals for election as directors of the Company at the 2025 Annual Meeting (the “Notice”); (ii) further agrees not to take any further action with respect to the foregoing proposals and nominations or otherwise concerning the 2025 Annual Meeting (except as otherwise permitted under this Agreement), and (iii) hereby terminates each of the agreements attached to the Notice and releases any and all such counterparties, including the New Independent Appointees, from their obligations therein (and shall be deemed upon execution of this Agreement to have so terminated and released).

2. Standstill.

(a) From the date hereof until the date that is the earlier to occur of (i) thirty (30) days prior to the advance notice deadline for making director nominations under the Company’s bylaws at its 2026 annual meeting of stockholders (the “2026 Annual Meeting”), and (ii) one hundred fifty (150) days prior to the one year anniversary of the date of the 2025 Annual Meeting (such period, the “Standstill Period”), no member of the D. E. Shaw Parties shall, directly or indirectly, and each member of the D. E. Shaw Parties shall cause each D. E. Shaw Affiliate (as defined below) it controls not to, directly or indirectly, without the prior written consent of the Company or the Board:

(i) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined below), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being agreed that references to Exchange Act provisions or other provisions of securities law shall refer to such provisions as in effect on the date hereof) or assist any person or entity who is neither a D. E. Shaw Affiliate nor a party to this agreement (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than consistent with Company management’s recommendation in connection with such matter or voting any such Voting Securities in accordance with the terms of this Agreement);

(ii) knowingly encourage or advise any Third Party or knowingly assist any Third Party in so encouraging or advising any other Third Party with respect to the giving or withholding of any proxy, consent or other authority to vote any shares of the Voting Securities or in conducting any type of referendum with respect to the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(iii) form or join a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of the D. E. Shaw Parties and the D. E. Shaw Affiliates);

(iv) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders (or the setting of a record date therefor), (B) present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by stockholders, (C) seek, alone or in concert with others, the removal of any member of the Board or propose any nominee for election to the Board (except as expressly permitted in this Agreement), (D) seek, alone or in concert with others, representation on the Board or (E) engage in any “withhold” or similar campaign;

(v) other than in market transactions where the identity of the ultimate purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, all or substantially all of the securities of the Company or any voting rights decoupled from the underlying securities held by the D. E. Shaw Parties to any Third Party unless such sale, offer, or agreement to sell would not knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time to the D. E. Shaw Parties’ knowledge, except in each case in a transaction approved by the Board;

(vi) deposit any Voting Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect, in each case, with a Third Party with respect to any annual meeting, special meeting of stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), except as otherwise expressly set forth in Section 2(b) and other granting of any proxy, consent or other authority to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders;

(vii) make any request for stocklist materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for shareholder access to books and records of the Company or its Affiliates;

(viii) institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers in their capacities as such (including derivative actions), other than (A) litigation by the D. E. Shaw Parties to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates or any of their respective current of former directors or officers against the D. E. Shaw Parties, (C) bringing or participating in bona fide commercial or legal disputes that do not relate to the subject matter of this Agreement and (D) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent any member of the D. E. Shaw Parties from responding to or complying with a validly issued legal process (and the Company agrees that clauses (A) through (C) of this Section 2(a)(viii) shall apply mutatis mutandis to the Company and its Affiliates with respect to the D. E. Shaw Parties and the D. E. Shaw Affiliates and their respective former and current officers, directors and controlling persons);

(ix) purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of any Voting Securities if in any such case, immediately after the taking of such action, the D. E. Shaw Parties (together with the D. E. Shaw Affiliates) would, in the aggregate, collectively beneficially own, or have an economic interest in, an amount that would exceed 7.5% of the then outstanding shares of Common Stock;

(x) enter into any negotiations, agreements, arrangements or understandings (whether written or oral) with any Third Party to take any action that the D. E. Shaw Parties are prohibited from taking pursuant to this Section 2(a);

(xi) disclose, other than as is consistent with the Board’s recommendation in connection with such matter, to any Third Party, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, its voting or consent intentions or votes as to matters submitted to a stockholder vote during the Standstill Period (it being understood that instructing a Third Party to implement such votes or consents in a ministerial manner in accordance with this Agreement would not be a violation of this provision);

(xii) take any action in support of or make any proposal, announcement or request, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, with respect to, (A) any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the business, capitalization, capital allocation policy or dividend policy of the Company or sale, spinoff, splitoff or other similar separation of one or more business units or any other Extraordinary Transaction (as defined below), (C) any other change to the Board or the Company’s management, business or corporate or governance structure, (D) any waiver amendment or modification to the organizational documents of the Company, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(xiii) make any disclosure or announcement, either publicly or in a manner reasonably likely to result in or require public disclosure, regarding any intent, purpose or proposal with respect to the Board, the Company, its management, policies or affairs, strategy, operations, financial results, any of its securities or assets or this Agreement, except in a manner consistent with the Press Release (as defined below) and the other provisions of this Agreement; or

(xiv) request, directly or indirectly, any amendment or waiver of the foregoing (including this subclause) in a manner that would be reasonably likely to result in or require public disclosure by the D. E. Shaw Parties (or any D. E. Shaw Affiliates) or the Company.

Notwithstanding the foregoing, the restrictions in this Section 2(a) shall terminate automatically upon any material breach of this Agreement by the Company (including, without limitation, a failure by the Company to appoint any of the New Independent Appointees or any Replacement Independent Appointee, as applicable, to the Board in accordance with Section 1, a failure to form the Capital Allocation Committee or adopt the Capital Allocation Committee Charter in accordance with this Agreement, a failure to perform any of the actions contemplated in Section 1(d), or a failure by the Company to issue the Press Release) upon five (5) business days’ written notice by any of the D. E. Shaw Parties to the Company if such breach has not been cured within such notice period (or immediately upon such notice if such breach is incapable of being cured), provided that the D. E. Shaw Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period. Notwithstanding the foregoing, nothing in this Agreement will prohibit or restrict the D. E. Shaw Parties or any Affiliate thereof from making any public or private statement or announcement with respect to (i) the Company’s entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the outstanding Common Stock or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company or (ii) the commencement of any tender or exchange offer (by any person or group) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the outstanding Common Stock, with respect to which the Company has filed with the SEC a Schedule 14D-9 (or amendment thereto) (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) that does not recommend that its stockholders reject such tender or exchange offer.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including, without limitation, the restrictions in this Section 2) will prohibit or restrict the D. E Shaw Parties or their Affiliates from (A) making any factual statement to comply with any subpoena, legal requirement, or other legal process or to respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of or relate to an action by a D. E. Shaw Party that would otherwise violate this Section 2(a) or Section 3) or making any regulatory filing required pursuant to the Exchange Act or any other applicable regulatory regime (provided, that any such legal requirement or regulatory filing does not arise from or relate to an action by a D. E. Shaw Party that would otherwise violate this Section 2(a) or Section 3), (B) communicating privately with, or receiving private communications from, the Board or any of the Company’s senior officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, result in or require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto, (C) taking actions in furtherance of identifying and nominating director candidates in connection with the 2026 Annual Meeting, so long as such actions are not intended to, and would not reasonably be expected to, result in or require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto, (D) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, or (E) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Independent Appointees in the exercise of their fiduciary duties.

As used in this Agreement, the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities, whether or not subject to the passage of time or other contingencies.

As used in this Agreement, the term “Beneficial Ownership” of “Voting Securities” means “beneficial ownership” as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act of: (i) Voting Securities and (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise). For purposes of this Section 2, no person shall be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.

As used in this Agreement, the term “Extraordinary Transaction” means any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, sale of all or substantially all assets, sale, business combination, recapitalization, liquidation, dissolution or similar extraordinary transaction involving the Company.

The D. E. Shaw Parties agree that the D. E Shaw Parties will cause their controlled Affiliates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate. As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that none of the Company or its Affiliates, on the one hand, and the D. E. Shaw Parties and their Affiliates, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body (a “Dual Role Employee”), unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that, with respect to the D. E. Shaw Parties, “Affiliates” shall not include any portfolio company of the D. E. Shaw Parties or their Affiliates (provided, that such portfolio companies are not acting on behalf of or in concert with the D. E. Shaw Parties or their Affiliates with respect to the Company) (a “Portfolio Company”). For the avoidance of doubt, the D. E. Shaw Parties represent and warrant that they will not knowingly take, or knowingly seek to take, through any Dual Role Employee or Portfolio Company any action that would constitute a breach of this Agreement if such action was taken by the D. E. Shaw Parties.

(b) Until the end of the Standstill Period, the D. E. Shaw Parties together with all controlled Affiliates of the members of the D. E. Shaw Parties (such controlled Affiliates, collectively and individually, the “D. E. Shaw Affiliates”) shall cause all Voting Securities owned by them directly or indirectly whether owned of record or Beneficially Owned, that they have the right to vote as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholders Meeting, (ii) against any other director nominees that are not recommended by the Board, (iii) against any proposals or resolutions to remove any member of the Board, and (iv) in accordance with the recommendation of the Board on any precatory or non-binding proposals and any non-transaction-related proposals that come before any Stockholders Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to this Section 2(b)(iv), the D. E. Shaw Parties and the D. E. Shaw Affiliates shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation; and provided further that the D. E. Shaw Parties and the D. E. Shaw Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction.

3. Non-Disparagement. Each of the D. E. Shaw Parties and the Company agrees that during the Standstill Period, the Company and the D. E. Shaw Parties shall refrain from making, and shall cause each of their respective controlled Affiliates and each of their and their controlled Affiliates’ respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) acting on their behalf not to make or cause to be made, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or calls into disrepute (i) in the case of any such statements or announcements by the D. E. Shaw Parties or their Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons or any of the Company’s businesses, products or services (provided, that nothing herein shall prevent the D. E. Shaw Parties or their Covered Persons from making any statement or announcement unrelated to (and which does not reference in any way) the Company, its business, or the Board concerning Covered Persons of the Company and its Affiliates), and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: the D. E. Shaw Parties and their Affiliates or any of its or their respective current or former Covered Persons (provided, that nothing herein shall prevent the Company or its Covered Persons from making any statement or announcement unrelated to (and which does not reference in any way) the D. E. Shaw Parties or their business concerning Covered Persons of the D. E. Shaw Parties), in each case, in (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (x) restrict the ability of any person to comply with any subpoena, legal requirement, or other legal process or to respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications (1) among the D. E. Shaw Parties and their Affiliates and Covered Persons (in their respective capacities as such), on the one hand, and among the Company and its Affiliates and Covered Persons (in their respective capacities as such), on the other hand, or (2) by the D. E. Shaw Parties or their Affiliates to their limited partner investors or potential limited partner investors (provided, that, in the case of this clause (y)(2), any such private communications are limited to factual statements that do not otherwise violate the terms of this Section 3, are consistent with prior practice, and are expressly understood and agreed to be private communications), in each case, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto. Nothing in this Agreement shall prohibit any person from reporting what it reasonably believes to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or the rules of the SEC promulgated under such Section 21F.

4. Public Announcements. Promptly following the execution of this Agreement, and in any event no later than 9:00am Eastern Time on April 7, 2025, the Company shall announce this Agreement by means of the mutually agreed upon press release in the form attached hereto as Exhibit A (the “Press Release”). Neither the Company (and the Company shall cause each of its Affiliates, directors and officers not to) nor any of the D. E. Shaw Parties or any controlled D. E. Shaw Affiliate shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is in any way inconsistent with the statements made in the Press Release, except as required by law or the rules of any stock exchange, in connection with the enforcement of this Agreement, or with the prior written consent of the other party. The D. E. Shaw Parties acknowledge and agree that the Company intends to (i) file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC and (ii) file a Current Report on Form 8-K announcing appointment of the New Independent Appointees once appointed and may issue a press release (and file or furnish such press release as an exhibit to such 8-K) in connection with such appointment, and the D. E. Shaw Parties shall have reasonable advance review and consultation rights upon any such Form 8-K filing (or amendment thereto) or press release made by the Company with respect to this Agreement.

5. Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any material agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

6. Representations and Warranties of the D. E. Shaw Parties. Each member of the D. E. Shaw Parties severally represents and warrants that, as of the date of this Agreement: (a) the D. E. Shaw Parties, together with all of the D. E. Shaw Affiliates, collectively Beneficially Own and have a Net Long Position with respect to the Common Stock as set forth in the email sent to the Company’s counsel by the D. E. Shaw Parties’ counsel on the date of this Agreement and (b) except for such ownership, no member of the D. E. Shaw Parties, individually or in the aggregate with all other members of the D. E. Shaw Parties and the D. E. Shaw Affiliates, has any other Beneficial Ownership of any Voting Securities. “Net Long Position” shall mean: such shares of Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

7. Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting in the State of Delaware in New Castle County). Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting in the State of Delaware in New Castle County, and each of the parties irrevocably waives the right to trial by jury and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received, (b) given by a nationally recognized overnight carrier, one (1) business day after being sent or (c) if given by any other means, when actually received during normal business hours at the following addresses:

if to the Company:

CoStar Group, Inc.

1201 Wilson Boulevard

Arlington, VA 22209
Attention:	Gene Boxer, General Counsel & Corporate Secretary
Email:	generalcounsel@costar.com

With copies to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:	Charles Ruck
Josh Dubofsky
Email:	Charles.Ruck@lw.com
Josh.Dubofsky@lw.com

if to the D. E. Shaw Parties:

D. E. Shaw & Co., L.P.
Two Manhattan West
375 Ninth Avenue, 52nd Floor
New York, NY 10001
Attention:	General Counsel
Email:	legal-notices@world.deshaw.com

With copies to (which shall not constitute notice):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:	Eleazer Klein
Brandon Gold
Abraham Schwartz
Email:	eleazer.klein@srz.com
brandon.gold@srz.com
abraham.schwartz@srz.com

11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held illegal, invalid, void or unenforceable by a court of competent jurisdiction.

12. Termination. This Agreement will terminate upon the expiration of the Standstill Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 7 to 18 shall survive such termination.

13. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by means of electronic delivery).

14. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

15. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

16. Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with, relating to or resulting from such party’s efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement, including communications between the D. E. Shaw Parties, on the one hand, and the Board and the Company’s management, on the other hand, and each party’s preparation of this Agreement.

17. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

18. Liability Several and Not Joint; Inapplicability of Agreement to Certain Affiliates. Notwithstanding anything contained herein to the contrary, the obligations of the members of the D. E. Shaw Parties hereunder are several and not joint or collective. The D. E. Shaw Parties represent and warrant to the Company that (a) D. E. Shaw Investment Management, L.L.C. (“DESIM”) is an investment adviser affiliated with the D. E. Shaw Parties that, in managing equity portfolios on behalf of its clients, deploys primarily benchmark-relative investment strategies and (b) the D. E. Shaw Parties and their Affiliates (other than DESIM and the funds and accounts managed by DESIM) are not clients of DESIM. The parties hereto agree that, notwithstanding anything to the contrary herein, this Agreement is not intended to limit or apply to the ordinary course activities of DESIM or the funds and accounts it manages; provided, that none of DESIM or any of the funds and accounts it manages are acting on behalf of or in concert with the D. E. Shaw Parties or any of their Affiliates with respect to the Company. For the avoidance of doubt, the D. E. Shaw Parties further represent and warrant that they will not knowingly take, or knowingly seek to take, through DESIM any action that would constitute a breach of Section 2 if such action was taken by the D. E. Shaw Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

CoStar Group, Inc.

By:	/s/ Gene Boxer
Name: Gene Boxer
Title: General Counsel & Corporate Secretary

SIGNATURE PAGE TO SUPPORT AGREEMENT

D. E. SHAW OCULUS PORTFOLIOS, L.L.C.

By:	/s/ Michael O’Mary
Name: Michael O’Mary
Title: Authorized Signatory

D. E. SHAW VALENCE PORTFOLIOS, L.L.C.

By:	/s/ Michael O’Mary
Name: Michael O’Mary
Title: Authorized Signatory

SIGNATURE PAGE TO SUPPORT AGREEMENT

EXHIBIT A

PRESS RELEASE

CoStar Group Announces Board Refreshment and Corporate Governance Enhancements

Appoints John Berisford, Rachel Glaser and Christine McCarthy to the Board as Independent Directors

Appoints Louise Sams Chairman of the Board

Establishes Capital Allocation Committee of the Board to Comprehensively Evaluate Significant Investments and Confirm Financial Targets

Enters into Support Agreements with the D. E. Shaw Group and Third Point

ARLINGTON, VA – April 7, 2025 – CoStar Group, Inc. (NASDAQ: CSGP) (“CoStar Group,” the “Company,” “we,” “us” or “our”), a leading provider of online real estate marketplaces, information and analytics in the commercial and residential property market, today announced the appointment of John Berisford, Rachel Glaser and Christine McCarthy to the Company’s Board of Directors (the “Board”). As part of the Company’s ongoing refreshment efforts, Michael Klein, Christopher Nassetta and Laura Kaplan have retired from the Board and Louise Sams was appointed as independent Board Chair, effective immediately. The Board will comprise eight directors, seven of whom are independent.

The Board also established a Capital Allocation Committee to support the Board’s and management’s comprehensive review of the Company’s capital structure, capital allocation priorities and financial targets, including for international expansion and significant investments by the Company’s major brands, including CoStar, Apartments.com, LoopNet and Homes.com. As part of its work, the Committee will review the Company’s ongoing investment in Homes.com and ensure an appropriate timeline for profitability. The Capital Allocation Committee includes independent directors Berisford, McCarthy, Robert Musslewhite and Andy Florance, CoStar Group’s Founder and Chief Executive Officer, who will serve as the chair of the Committee.

“These Board additions and the creation of the Capital Allocation Committee align with our commitment to strong governance practices and focus on enhancing stockholder value,” said Sams. “We appreciate the constructive dialogue and perspectives of the D. E. Shaw group and Third Point and look forward to working with our new independent directors as we oversee the execution of CoStar Group’s initiatives to unlock profitable growth opportunities.”

“With the strength and support of the refreshed Board, CoStar Group is well positioned to extend its long track record of creating stockholder value,” said Florance. “We have invested in creating more than half a dozen highly profitable, category-leading digital real estate solutions by leveraging our research & development capabilities, massive data advantage and an online community of more than a billion real estate market participants. By maintaining our fortress balance sheet and strong cash flow profile, we will continue to build on our successes through disciplined investment in key growth initiatives across our platforms.”

Sams continued, “I am honored to take on this role as Chair and excited for the tremendous value creation opportunity ahead. On behalf of the Board and leadership team, I thank Michael, Chris and Laura for their dedication to CoStar Group and considerable contributions to the business. Michael has been instrumental to CoStar Group’s success since co-founding the Company, including helping to develop the strategic direction of the business and chart the course for CoStar Group’s tremendous growth and value creation. Similarly, Chris and Laura have played critical roles overseeing the expansion and evolution of our platforms, the development of our operational model and the creation of the Company’s strong financial foundation.”

Sams concluded, “Michael, Chris and Laura have exemplified what it means to be a thoughtful, engaged and highly collaborative Board member and an advocate for stockholders. Their retirements are part of our ongoing succession planning and refreshment process, and we wish them all the best.”

“We are pleased to be significant CoStar stockholders and believe that these steps to refresh Board composition, update executive compensation programs and articulate a disciplined capital allocation strategy will improve the business and drive significant stockholder value,” said Daniel S. Loeb, Chief Executive Officer of Third Point LLC.

“The changes announced today, coupled with CoStar’s leading franchises, position the Company to create sustainable value for stockholders,” said Michael O’Mary, Managing Director at the D. E. Shaw group. “John, Christine and Rachel will add valuable experience and expertise as the Board and newly formed Capital Allocation Committee oversee the execution of CoStar’s strategy and optimize its investments and operations.”

Additional Corporate Governance Enhancements

In addition, the CoStar Group Board intends to review the Company’s executive compensation programs to ensure management’s incentives remain aligned with stockholder value creation.

In connection with the actions announced today, CoStar Group has entered into support agreements (the “Agreements”) with the D. E. Shaw group and Third Point LLC. Pursuant to the terms of the Agreements, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”), the stockholders have agreed to customary standstill, voting and other provisions.

Goldman Sachs & Co. LLC is serving as financial advisor to CoStar Group and Latham & Watkins LLP is serving as legal counsel.

John Berisford

John Berisford is an accomplished executive with an extensive background in data, business analytics and human resources. He most recently served as President of S&P Global Ratings and previously served as the company’s Executive Vice President of Human Resources. During his tenure at S&P, Berisford was instrumental in creating and executing the company’s growth plan following the sale of McGraw Hill Education. Before joining S&P Global, he spent 22 years at PepsiCo where he held several leadership roles and served as the Chief Human Resources Officer at the Pepsi Bottling Group. Berisford currently serves on the Board of Directors of Heidrick & Struggles. He holds a bachelor’s in political science from West Liberty University and a master’s degree in labor and industrial relations from West Virginia University.

Rachel Glaser

Rachel Glaser is a seasoned executive with considerable financial expertise and relevant marketplace experience. She most recently served as the Chief Financial Officer of Etsy, Inc. Previously, Glaser was the Chief Financial Officer of Leaf Group Ltd., a company that owns and operates consumer media and marketplaces. Prior to that, she was the Chief Financial Officer of Move, Inc., the parent company of Realtor.com. Glaser also served as the Chief Operating and Financial Officer of MyLife.com, a subscription-based search business, and was the Senior Vice President of Finance for Yahoo! Inc. Prior to these roles, she held various finance and operations positions at The Walt Disney Company. Glaser currently serves on the Board of Directors of The New York Times Company. She holds a bachelor’s degree in psychology from University of California, Berkeley, and a master’s in business administration from the University of Southern California.

Christine McCarthy

Christine McCarthy is a recognized corporate finance leader with over 30 years of experience. She most recently served as Executive Vice President and Chief Financial Officer of The Walt Disney Company. Over her more than twenty years at the Company she held positions of increasing responsibility, including Executive Vice President, Corporate Real Estate, Alliances and Treasurer, and Senior Vice President and Treasurer. Prior to Disney, McCarthy spent over sixteen years in the banking industry, serving as Executive Vice President and Chief Financial Officer of Imperial Bancorp and holding various senior positions at First Interstate Bancorp. She currently serves on the Boards of Directors of Flutter Entertainment, FM Global and Proctor & Gamble. McCarthy holds a bachelor’s degree in biology from Smith College and a master’s in business administration from the Anderson School of Management at UCLA.

Louise Sams

Louise Sams, who has served on the CoStar Group Board since 2019, is a veteran public company executive who brings considerable legal expertise. Sams most recently served as the Executive Vice President and General Counsel of Turner Broadcasting System, Inc., for nearly two decades. In this role she oversaw the legal work relating to all of the business activities of Turner and its subsidiaries worldwide with a focus on issues related to technology, information security, use of data and consumer privacy, as well as enterprise-wide risk management. She also served as President, Turner Broadcasting System International, Inc. from 2003 until 2012. Prior to joining Turner, she was an associate at White & Case, specializing in mergers and acquisitions and securities law. Sams holds a J.D. from the University of Virginia School of Law, and a bachelor’s from Princeton University.

About CoStar Group

CoStar Group (NASDAQ: CSGP) is a global leader in commercial real estate information, analytics, online marketplaces and 3D digital twin technology. Founded in 1986, CoStar Group is dedicated to digitizing the world’s real estate, empowering all people to discover properties, insights, and connections that improve their businesses and lives.

CoStar Group’s major brands include CoStar, a leading global provider of commercial real estate data, analytics, and news; LoopNet, the most trafficked commercial real estate marketplace; Apartments.com, the leading platform for apartment rentals; and Homes.com, the fastest-growing residential real estate marketplace. CoStar Group’s industry-leading brands also include Matterport, a leading spatial data company whose platform turns buildings into data to make every space more valuable and accessible, STR, a global leader in hospitality data and benchmarking, Ten-X, an online platform for commercial real estate auctions and negotiated bids and OnTheMarket, a leading residential property portal in the United Kingdom.

CoStar Group’s websites attracted over 134 million average monthly unique visitors in the fourth quarter of 2024, serving clients around the world. Headquartered in Arlington, Virginia, CoStar Group is committed to transforming the real estate industry through innovative technology and comprehensive market intelligence. From time to time, we plan to utilize our corporate website as a channel of distribution for material company information. For more information, visit CoStarGroup.com.

Forward-Looking Statements

This press release of CoStar Group contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, statements about CoStar Group’s plans, objectives, expectations, beliefs and intentions. In some cases, you can identify forward-looking statements by words such as “confident,” “believe,” “expect,” “will,” “plan,” “goal,” “continue,” “commit” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to many risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements. The following factors, among others, could cause or contribute to such differences: our inability to attract and retain new clients; our inability to successfully develop and introduce new or updated online marketplace services, information, and analytics; our inability to compete successfully against existing or future competitors in attracting advertisers and in general; the effects of fluctuations and market cyclicality; the effects of global economic uncertainties and downturns or a downturn or consolidation in the real estate industry; our inability to hire qualified persons for, or retain and continue to develop our sales force, or unproductivity of our sales force; our inability to retain and attract highly capable management and operating personnel; the downward pressure that our internal and external investments may place on our operating margins; our inability to increase brand awareness; our inability to maintain or increase internet traffic to our marketplaces, and the risk that the methods, including Google Analytics, that we use to measure average monthly unique visitors to our portals may misstate the actual number of unique persons who visit our network of mobile applications and websites for a given month or may differ from the methods used by competitors; our inability to attract new advertisers; our inability to successfully identify, finance, integrate, and/or manage costs related to acquisitions; our inability to complete certain strategic transactions if a proposed transaction is subject to review or approval by regulatory authorities pursuant to applicable laws or regulations; our inability to realize the benefits of the acquisition of Matterport, Inc.; the effects of cyberattacks and security vulnerabilities, and technical problems or disruptions; the significant costs associated with undertaking a large infrastructure project to build out our campus in Richmond, Virginia; our inability to generate increased revenues from our current or future geographic expansion plans; the risks related to acceptance of credit cards and debit cards and facilitation of other customer payments; the effects of climate related events and other events beyond our control; the effects related to attention to environmental, social and governance matters; our inability to obtain and maintain accurate, comprehensive, or reliable data; our inability to obtain and maintain stable data feeds, or disruption of our data feeds; our inability to enforce or defend our ownership and use of intellectual property; the effects of use of new and evolving technologies, including artificial intelligence, on our ability to protect our data and intellectual property from misappropriation by third parties; our inability to defend against potential legal liability for collecting, displaying, or distributing information; our inability to obtain or retain listings from real estate brokers, agents, property owners, and apartment property managers; our inability to maintain or establish relationships with third-party listing providers; our inability to comply with the rules and compliance requirements of Multiple Listing Services; the risks related to international operations; the effects of foreign currency exchange rate fluctuations; our indebtedness; the effects of a lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; the effects of any actual or perceived failure to comply with privacy laws and standards; the effects of changes in tax laws, regulations, or fiscal and tax policies; the effects of third-party claims, litigation, regulatory proceedings, or government investigations; and risks related to return on investment. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. More information about these risks and uncertainties, and other potential factors that could cause results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those stated in CoStar Group’s filings from time to time with the SEC, including in CoStar Group’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, as well as CoStar Group’s other filings with the SEC (including Current Reports on Form 8-K) available at the SEC’s website (www.sec.gov). All forward-looking statements are based on information available to CoStar Group on the date hereof, and CoStar Group assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:

Investor Relations:

Rich Simonelli

Head of Investor Relations

CoStar Group Investor Relations

(973) 896-8184

rsimonelli@costar.com

News Media:

Matthew Blocher

Vice President

CoStar Group Corporate Marketing & Communications

(202) 346-6775

mblocher@costar.com

Mahmoud Siddig, Joseph Sala or Lucas Pers

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

EXHIBIT B

CAPITAL ALLOCATION COMMITTEE CHARTER

CHARTER OF

THE CAPITAL ALLOCATION

COMMITTEE OF

COSTAR GROUP, INC.

Purpose

The Capital Allocation Committee (the “Committee”) was established by the Board of Directors (the “Board”) of CoStar Group, Inc. (the “Company”) pursuant to duly enacted resolutions of the Board, dated as of April 5, 2025, and in connection with the execution of (a) the Support Agreement, dated as of April 6, 2025, among the Company, D. E. Shaw Valence Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C. (such funds collectively, the “D. E. Shaw Parties”), and (b) the Support Agreement, dated as of April 6, 2025, among the Company and Third Point LLC (such agreements, collectively, the “Support Agreements”), to review and make recommendations to the Board regarding the Company’s capital structure, capital allocation priorities, and financial targets, including for international expansion and significant investments by the Company’s major brands, including, but not limited to, CoStar, Apartments.com, LoopNet, and Homes.com. The Committee’s review shall also focus on operational performance, including the setting of near-term and long-term financial targets for resource and capital allocation to ensure adequate returns on investment spend, as well the evaluation of alternatives to capitalize the value of the Company’s investments and brands if they fail to meet such targets.

Committee Membership

The Committee shall consist of four (4) directors. The initial four (4) members shall be Andrew Florance, Robert W. Musslewhite, Christine M. McCarthy, and John Berisford.

Any vacancies on the Committee resulting from any of Christine McCarthy and John Berisford (or any replacement thereof) being unable or unwilling to serve as a member of the Committee, resigning as a member of the Committee, being removed as a member of the Committee or ceasing to be a member for any other reason prior to the end of the Standstill Period (as defined in the applicable Support Agreement) shall be filled in accordance with the applicable Support Agreement. All other members of the Committee may be removed or replaced, and any other vacancies on the Committee shall be filled, by the Board.

The Chair of the Committee shall be the Company’s Chief Executive Officer.

Meetings

Subject to the terms of the last sentence of this paragraph, the Committee shall meet when deemed necessary or desirable by either (i) the Chair of the Committee, in consultation with the Committee members, or (ii) a majority of the Committee; provided, that, to the greatest extent reasonably possible, meetings will be held to accommodate all of the Committee members’ availability. Meetings of the Committee may be held in person or by conference call (including web conferencing). The Committee shall meet as often as it deems necessary to fulfill its responsibilities but shall meet at least twice on a quarterly basis.

The person(s) calling a meeting of the Committee shall develop and set the Committee’s agenda, and shall consult the other members of the Committee and may consult with the Board and the Company’s Chief Financial Officer, as appropriate. Without limiting the foregoing, any member of the Committee may bring any relevant matters forward for discussion at any meeting of the Committee. The agenda and, to the extent practical, information concerning the business to be conducted at each of the Committee meetings shall be provided to the members of the Committee in advance of each meeting. In the absence of the Chair of the Committee, the Committee shall select a temporary chair from amongst its members.

A majority of the members shall represent a quorum for purposes of holding a meeting. Unless otherwise provided herein, all actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present. In lieu of a meeting, the Committee may act by unanimous written consent.

Operations and Confidentiality

Any recommendations, findings or conclusions of the Committee shall be non-binding and advisory. For the avoidance of doubt, the Committee’s deliberations, materials reviewed, conclusions, communications, findings and recommendations shall be private and kept strictly confidential in accordance with the Board’s policies but shall be available to any other member of the Board.

Committee Authority and Responsibilities

In addition to such other matters as may be delegated to the Committee by the Board from time to time, the Committee shall be authorized to take the following actions.

1.

The Committee shall review and evaluate the Company’s capital structure, capital allocation priorities, and financial targets, including for international expansion and significant investments by the Company’s major brands, including, but not limited to, CoStar, Apartments.com, LoopNet, and Homes.com and make recommendations to the Board in respect thereof. The Committee’s review shall also focus on operational performance, including the setting of near-term and long-term financial targets for resource and capital allocation to ensure adequate returns on investment spend, as well the evaluation of alternatives to capitalize the value of the Company’s investments and brands if they fail to meet such targets. The Committee shall have the authority to perform any other reviews that it may find necessary or appropriate in furtherance of the foregoing purpose.

2.

The Committee shall be authorized to engage, at the expense of the Company, such outside counsel, experts, financial and other advisors, consultants and other persons (each, an “External Advisor”) as the Committee determines is appropriate to assist it in the full performance of its duties and shall have the authority to approve the fees and other engagement terms of any External Advisor, subject to, in each case (i) the fiduciary duties of the Committee members and (ii) prior consultation with the Board in advance of hiring an “External Advisor” including an estimate of the cost thereof.

2

3.

The Committee shall not (i) be entitled or empowered to authorize, approve, adopt, ratify, negotiate, or otherwise take any action with respect to any transaction, agreement, offer, proposal, arrangement or otherwise, whether preliminary or definitive, or (ii) have or exercise any authority to approve any action of the Company or any of its subsidiaries (except as set forth in Item 2 above).

4.	The Committee shall not have the authority or power to create or delegate authority to any subcommittees.

5.	The Committee shall report to the Board quarterly and make available to the Board the minutes of its meetings.

6.

In connection with its foregoing responsibilities, the Committee shall present its recommendations to the Board based on the conclusions of its review at such time as the Committee deems appropriate (it being understood for the avoidance of doubt that Committee members may share their views and recommendations to the Board regarding matters that may be considered in furtherance of the Committee’s purposes) but in any event, no later than December 31, 2025.

Term of the Committee

The Committee shall continue until the date that is the later of (i) the date it has completed its review and made its final recommendations to the Board and (ii) the date that is earlier to occur of (A) thirty (30) days prior to the advance notice deadline for making director nominations under the Company’s bylaws at its 2026 annual meeting of stockholders, and (B) one hundred fifty (150) days prior to the one year anniversary of the date of the 2025 annual meeting of stockholders, unless the Board should otherwise determine to extend the term of the Committee.

Adopted as of April 6, 2025

3